Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250
Allen, Texas 75013
www.abdisheikh.com

Tel. (972) 217-4646
Fax. (972) 217-4645
cpa@abdisheikh.com

Mr. Jonathan Sabo, Esq.
Dodson Robinette PLLC
1431 E. McKinney St. STE 130
Denton, Texas 76209

Mr. Sabo:

We hereby consent to the inclusion in this Registration Statement on Form 1-A of our report dated May 18, 2022 of HIS Capital Fund III, LLC relating to the audit of the financial statements as of December 31, 2021 and for the year then ended and the reference to our firm under the caption "Experts" in the Registration Statement.

We consent to the inclusion in the foregoing Regulation A Offering Circular of our report dated May 18, 2022 relating to the financial statements of HIS Capital Fund III, LLC as of December 31, 2021 and for the year then ended. We also consent to the reference to our firm under the caption "Experts".

Abdi Sheikh-Ali, CPA

Abdi Sheikh-Ali, CPA, PLLC

Allen, Texas
May 20, 2022